Exhibit 10.16

FORM OF DIRECTOR UNIT SUBSCRIPTION AGREEMENT

(Preferred Units, Class A Units and Class E Units)

THIS DIRECTOR UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of                              , among NMH Investment, LLC, a Delaware limited liability company (the “Company”), Jeffry A. Timmons (the “Director”) and Fiddlewood Farms Investments, LLC, a New Hampshire limited liability company controlled by the Director and his spouse (“FFI”).

WHEREAS, on the terms and subject to the conditions hereof, the Director desires to subscribe for, and to assign to his designee, FFI, the Director’s right to acquire from the Company, and the Company desires to issue and sell to FFI, as the assignee and designee of the Director, the Company’s Participating Preferred Units (the “Preferred Units”), Class A Common Units (the “Class A Units”) and Class E Common Units (the “Class E Units”, and together with the Preferred Units and the Class A Units, the “Units”), in each case in the amounts set forth on Schedule I, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements entered into or being entered into by the Company with certain persons who are or will be key employees and/or directors of the Company or one or more of its subsidiaries as part of an equity purchase plan designed to comply with Rule 701 promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       Definitions.

1.1                                 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.2                                 Applicable Percentage. The term “Applicable Percentage” shall mean, with respect to FFI’s Class E Units, the percentage set forth in the applicable table under the heading “Applicable Percentage,” as more specifically determined in accordance with the schedule set forth as Exhibit 1.2, attached hereto and incorporated herein by this reference.

1.3                                 Board. The “Board” shall mean the Company’s Management Committee.

1.4                                 Cause. The term “Cause” shall mean a termination of the Director’s service as a member of the Board due to (i) the commission by the Director of an act of fraud or embezzlement, (ii) the indictment or conviction of the Director for (x) a felony or (y) a crime involving moral turpitude or a plea by Director of guilty or nolo contendere involving such a crime (to the extent it gives rise to an adverse effect on the business or reputation of the Company or any of its subsidiaries), (iii) the willful misconduct by the Director in the performance of Director’s duties, including any willful misrepresentation or willful concealment by Director on any report submitted to the Company (or any of its securityholders or subsidiaries) which is not of a de minimis nature, (iv) the willful failure of the Director to render services to the Company or any of its subsidiaries in accordance with Director’s service which failure amounts to a material neglect of the Director’s duties to the Company or any of its subsidiaries or (v) the material breach by Director or FFI of any of the provisions of any agreement between Director or FFI, on the one hand, and the Company or a securityholder or an affiliate of the Company, on the other hand.

1.5                                 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.6                                 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.7                                 Company. The term “Company” shall have the meaning set forth in the preface.

1.8                                 Cost. The term “Cost” shall mean the price per Unit paid by FFI as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any tax distributions made with respect to the Units pursuant to Section 4.4(j) of the LLC Agreement.

1.9                                 Disability. The term “Disability” of the Director shall mean the inability of the Director to perform the essential functions of Director’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months. The period of six months shall be deemed continuous unless Director returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period. The date of such Disability shall be on the first day of such six-month period.

1.10                           Director. The term “Director” shall have the meaning set forth in the preface.

1.11                           Director Group. The term “Director Group” shall have the meaning set forth in Section 4.1(a).

1.12                           Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean the average of the closing prices of the sales of the Company’s Units on all securities exchanges on which the Units may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, if on any day the Units are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Units are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time the Units are not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value shall be the fair value of the Units determined in good faith by the Board using its reasonable business judgment (valuing the

Company and its subsidiaries as a going concern; disregarding any discount for minority interest or marketability of the Units, whether due to transfer restrictions or the lack of a public market for the Units; taking into account the Preferred Priority Return (as defined in the LLC Agreement); without taking into account the effect of any contemporaneous repurchase of Units at less than Fair Market Value under Section 4) after consultation with an independent appraiser, accountant or investment banking firm (the “Valuation Expert”); provided that (i) the Board shall only be obligated to consult a Valuation Expert once annually absent special circumstances (as determined in good faith by the Board) and (ii) if FFI disagrees in good faith with the Board’s determination and such dispute involves an amount in excess of $250,000, FFI shall notify the Company in writing of such disagreement within ten (10) business days of receipt of the Board’s determination of the fair market value of such Units, in which event a second Valuation Expert (the “Arbiter”) selected by mutual agreement of FFI and the Board shall make a determination of the fair market value thereof (valuing the Company and its subsidiaries as set forth above) solely by (i) reviewing a single written presentation timely made by each of the Company and FFI setting forth their respective resolutions of the dispute and the bases therefor and (ii) accepting either FFI’s or the Company’s proposed resolution of the dispute. For the avoidance of doubt, the determination of Fair Market Value of any Unit shall be based on the amounts distributable in respect of such Unit under the terms of the LLC Agreement, including any adjustments necessary to reflect the portion of any tax distributions that were previously made in respect of such Unit but not charged against other distributions in respect of such Unit.

Within five (5) business days after the Company’s receipt of FFI’s written notice of disagreement, the Company shall make available to FFI all data (including reports of employees and outside advisors) relied upon by the Board in making its determination. FFI’s and the Company’s written presentations must be submitted to the Arbiter within 30 days of the Arbiter’s engagement, written notice of which shall be delivered by the Company to FFI. The Arbiter shall notify FFI and the Company of its decision within 40 days of its engagement. If FFI’s proposed resolution is accepted, the Company also shall pay all of FFI’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and one Valuation Expert) incurred in connection with the arbitration. Each of the Company and FFI agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter.

1.13                           Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the following as they may be amended from time to time: (i) the Credit Agreement dated as of June 26, 2006 among National Mentor Holdings, Inc. (“NMH”), NMH Holdings, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A. as sole administrative agent for such lenders, and the Indenture, dated as of the date hereof, among NMH, the Guarantors (as defined in the Indenture), and U.S. Bank National Association, as trustee, and the Senior Subordinated Notes issued by NMH pursuant to the Indenture (collectively, the “Financing Agreements”), and any extensions, renewals, refinancings or refundings thereof in whole or in part; (ii) any other agreement under which an amount of indebtedness of the Company or any of its subsidiaries in excess of $5,000,000 is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; (iii) restrictive financial covenants contained in the LLC Agreement of the Company or NMH’s organizational documents; (iv) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iv) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

1.14                           LLC Agreement. The term “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of December 11, 2006, by and among the Company, Vestar and the other Members of the Company a party thereto, as amended from time to time in accordance with the provisions thereof.

1.15                           Permitted Transferee. The term “Permitted Transferee” means any transferee of Units pursuant to clauses (f) or (g) of the definition of “Exempt Employee Transfer” as defined in the Securityholders Agreement. For purposes of the Securityholders Agreement, the “Family Group” of FFI shall be the Director’s “Family Group”, as defined in the Securityholders Agreement.

1.16                           Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.17                           Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.18                           Preferred Units. The term “Preferred Units” shall have the meaning set forth in the recitals.

1.19                           Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 2.1.

1.20                           Sale of the Company. The term “Sale of the Company” shall have the meaning set forth in the Securityholders Agreement, except that transactions with a Person or Persons that are a wholly owned Subsidiary (as defined in the Securityholders Agreement) of Vestar and/or Vestar/NMH Investors, LLC or NMH Investment, LLC shall be excluded.

1.21                           Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.22                           Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of the Closing Date among Vestar, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time. For purposes of the Securityholders Agreement, FFI is an “Employee” and the Units are “Employee Securities,” in each case as those terms are defined in the Securityholders Agreement.

1.23                           Termination Date. The term “Termination Date” means the date upon which Director’s service as a member of the Board is terminated.

1.24                           Vestar. The term “Vestar” means Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership.

2.                                       Subscription for and Purchase of Units.

2.1                                 Purchase of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, FFI hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to FFI, on the Closing Date the number of Preferred Units, Class A Units and Class E Units set forth in Schedule I attached hereto at the applicable prices per unit and for the aggregate amounts (the “Purchase Price”) set forth in Schedule I attached hereto.

2.2                                 The Closing. The closing (the “Closing”) of the purchase of Units hereunder shall take place simultaneously with the execution hereof (the “Closing Date”). At the Closing, FFI shall deliver to the Company (i) the Purchase Price, payable by delivery of the amount in cash set forth on Schedule I attached hereto, by delivery of a cashier’s or certified check or by wire transfer in immediately available funds and (ii) a writing satisfactory to the Company and executed by FFI that evidences its acceptance and adoption of all of the terms and provisions of each of the LLC Agreement and the Securityholders Agreement.

2.3                                 Section 83(b) Election. Within 10 days after the Closing, Director shall provide the Company with a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Company shall timely file (via certified mail, return receipt requested) such election with the Internal Revenue Service (“IRS”), and shall provide Director with proof of such timely filing.

2.4                                 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue and sell to FFI any Units unless (i) the Director is a member of the Board on the Closing Date; (ii) the representations of the Director and FFI contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) the Director and FFI are not in breach of any agreement, obligation or covenant herein required to be performed or observed by the Director or FFI on or prior to the Closing Date.

3.                                       Investment Representations and Covenants of the Director and FFI.

3.1                                 Units Unregistered. The Director and FFI acknowledge and represent that each has been advised by the Company that:

(a)                                  the offer and sale of the Units have not been registered under the Securities Act;

(b)                                 the Units must be held indefinitely and FFI must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c)                                  there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d)                                 a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2                                 Additional Investment Representations. The Director and FFI represent and warrant that:

(a)                                  FFI’s financial situation is such that FFI can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for FFI’s current needs and contingencies, and can afford to suffer a complete loss of FFI’s investment in the Units;

(b)                                 FFI’s knowledge and experience in financial and business matters are such that FFI is capable of evaluating the merits and risks of the investment in the Units;

(c)                                  FFI understands that the Units are a speculative investment which involves a high degree of risk of loss of FFI’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for FFI to liquidate FFI’s investment in case of emergency, if at all;

(d)                                 the terms of this Agreement provide that if the Director ceases to be a member of the Board, the Company and its affiliates have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e)                                  FFI understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to FFI or FFI’s representatives concerning the Units or the Company or their prospects or other matters;

(f)                                    FFI has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which FFI deems necessary;

(g)                                 all information which FFI has provided to the Company and the Company’s representatives concerning FFI and FFI’s financial position is complete and correct as of the date of this Agreement;

(h)                                 FFI is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act; and

(i)                                     the sole members of FFI are the Director, his spouse, his two daughters and his two sons-in-law.

4.                                       Certain Sales and Forfeitures Upon Termination of Employment.

4.1                                 Put Option.

(a)                                  If the Director’s service as a member of the Board terminates due to the Disability or death of the Director prior to the earlier of (i) a Public Offering or (ii) a Sale of the Company, the Director, FFI and the Director’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Director Group”) shall have the right, subject to the provisions of Section 5 hereof, for 90 days following the date that is six (6) months after the date of such termination of employment of the Director, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of the Director Group, all (but not less than all) of the number of Units then held by the Director Group that equals the sum of (i) the total number of Class A Units collectively held by the Director Group, at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c),  (ii) the total number of Preferred Units collectively held by the Director Group, at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c) and (iii) the product of (x) the total number of Class E Units collectively held by the Director Group and (y) the Applicable Percentage (measured as of the Termination Date), at a price per Unit equal to the applicable purchase price determined pursuant to Section 4.1(c). In order to exercise its rights with respect to the Units pursuant to this Section 4.1(a), the Director Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other units of the Company held by the Director Group in accordance with the terms of the agreements pursuant to which such other units were purchased from the Company.

(b)                                 If the Director Group desires to exercise its option to require the Company to repurchase Units pursuant to Section 4.1(a), the members of the Director Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Units pursuant to Section 4.1(a), which notice shall include the signature of each member of the Director Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

(c)                                  In the event of a purchase by the Company pursuant to Section 4.1(a), the purchase price of any Unit subject to purchase under Section 4.1(a) shall be Fair Market Value (measured as of the purchase date); provided that in any case the Board shall have the right, in its sole discretion, to increase any of the foregoing purchase prices.

4.2                                 Call Options.

(a)                                  If the Director’s service as a member of the Board terminates for any of the reasons set forth in clauses (i), (ii) or (iii) below prior to a Sale of the Company, the Company shall have the right and option to purchase for a period of 90 days following the Termination Date, and each member of the Director Group shall be required to sell to the Company, any or all of such Units then held by such member of the Director Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price), at a price per unit equal to the applicable purchase price determined pursuant to Section 4.2(c):

(i)                                     if the Director’s service as a member of the Board is terminated due to the Disability or death of the Director;

(ii)                                  if the Director’s service as a member of the Board is terminated by the Company and its subsidiaries without Cause or by the Director for any reason when none of the circumstances set forth in clauses (i) and (iii) apply;

(iii)                               if the Director’s service as a member of the Board is terminated by the Company or any of its subsidiaries for Cause.

(b)                                 If the Company desires to exercise one of its options to purchase Units pursuant to this Section 4.2, the Company shall, not later than 90 days after the Termination Date, send written notice to each member of the Director Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the later of the Call Notice.

(c)                                  In the event of a purchase by the Company pursuant to Section 4.2(a), the purchase price shall be:

(i)                                     with respect to a purchase of all Units, in the case of a termination of the Director’s service as a member of the Board described in Section 4.2(a)(iii), a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) Cost;

(ii)                                  with respect to a purchase of Preferred Units or Class A Units, in the case of a termination of the Director’s service as a member of the Board described in Sections 4.2(a)(i) or Section 4.2(a)(ii), a price per Unit equal to Fair Market Value (measured as of the Termination Date); and

(iii)                               with respect to a purchase of Class E Units, in the case of a termination of the Director’s service as a member of the Board described in Section 4.2(a)(i) or Section 4.2(a)(ii), with respect to the number of Units being purchased which is the product of (x)

the total number of Units being purchased and (y) the Applicable Percentage (measured as of the Termination Date), a price per Unit equal to Fair Market Value (measured as of the Termination Date), and (if the Applicable Percentage (measured as of the Termination Date) is less than 100%) the purchase price with respect to the remaining Units being sold shall be a price per Unit equal to the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) Cost;

provided that in any case the Board shall have the right, in its sole discretion, to increase any purchase price set forth above.

4.3                                 Obligation to Sell Several. If there is more than one member of the Director Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.                                       Certain Limitations on the Company’s Obligations to Purchase Units.

5.1                                 Deferral of Purchases. (a)  Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Units, (i) to the extent that the purchase of such Units or the payment to the Company or one of its subsidiaries of a cash dividend or distribution by a subsidiary of the Company to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property, (B) after giving effect thereto, in a Financing Default or (C) adverse accounting treatment for the Company, or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, dividend or distribution. The Company shall within fifteen days of learning of any such fact so notify the members of the Director Group that it is not obligated to purchase units hereunder.

(b)                                 Notwithstanding anything to the contrary contained in Section 4, any Units which a member of the Director Group has elected to sell to the Company or which the Company has elected to purchase from members of the Director Group, but which in accordance with Section 5.1(a) are not purchased at the applicable time provided in Section 4, shall be purchased by the Company for the applicable purchase price, together with interest thereon at the Applicable Federal Rate as in effect on the date such purchase is so deferred on or prior to the fifteenth day after such date or dates that (after taking into account any purchases (and related dividends and distributions) to be made at such time pursuant to agreements with other employees of the Company and its subsidiaries) the purchase of such Units (and related dividends and distributions) are no longer prohibited under Section 5.1(a), and the Company shall give the members of the Director Group five days prior notice of any such purchase.

5.2                                 Payment for Units. If at any time the Company elects or is required to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from the Director to the Company or any of its subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Director Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed; provided that if any of the conditions set forth in Section 5.1(a) exists which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable (x) in the event of a termination of employment referenced in Section 4.2(a)(i) and (ii), as soon as the conditions set forth in Section 5.1(a) no longer exist or (x) in the event of a termination of the Director’s service as a member of the Board referenced in Section 4.2(a)(iii), on the fifth anniversary of the issuance thereof, and bearing interest payable annually at the Applicable Federal Rate on the date of issuance; provided further that if any of the conditions set forth in Section 5.1(a) exists which prohibits such payment (or the payment described in the next proviso) by delivery of a Junior Subordinated Note, the portion of the payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of preferred units of the Company having an aggregate liquidation preference equal to the balance of the purchase price; provided further that in the case of a purchase pursuant to Section 4.2(a)(iii) the Company may elect at any time to deliver a Junior Subordinated Note in a principal amount equal to all or a portion of the cash purchase price (in lieu of paying such portion of the purchase price in cash), which Junior Subordinated Note shall mature on the fifth anniversary of its issuance and accrue interest annually at the Applicable Federal Rate on the date of issuance, which interest shall be payable at maturity. The Company shall use its reasonable efforts to repurchase Units pursuant to Section 4.1(a) or Section 4.2(a)(i) or Section 4.2(a)(ii) with cash and/or to prepay any Junior Subordinated Notes or redeem any preferred units issued in connection with a repurchase of Units pursuant to Section 4.1(a) or Section 4.2(a)(i) or Section 4.2(a)(ii). The Company shall have the right set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of the Director Group selling such units is an obligor of the Company. Any Junior Subordinated Note (or preferred units issued in lieu thereof) shall become prepayable (or redeemable) upon a Sale of the Company from net cash proceeds, if any, payable to the Company or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note (or preferred units issued in lieu thereof) shall be cancelled in exchange for such other non-cash consideration received by unitholders in the Sale of the Company having a fair market value equal to the principal of and accrued interest on the note. Any Junior Subordinated Note (or preferred units issued in lieu thereof) also shall become prepayable upon the consummation of an initial Public Offering. The principal of and accrued interest on any such note may be prepaid (and preferred units issued in lieu thereof may be redeemed) in whole or in part at any time at the option of the Company. If interest (or cash dividends) is required to be paid on any Junior Subordinated Note (or preferred units issued in lieu thereof) prior to maturity and any of the conditions set forth in Section 5.1(a) exists or if any such cash payment would result in adverse accounting treatment for the Company which prohibits the payment of such interest (or dividends) in cash, such interest may be cumulated and accrued until and to the extent that such prohibition no longer exists.

6.                                       Miscellaneous.

6.1                                 Transfers to Permitted Transferees. Prior to the transfer of Units to a Permitted Transferee (other than a transfer subsequent to a Sale of the Company), the Director shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

6.2                                 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

6.3                                 Director’s Employment by the Company. Nothing contained in this Agreement shall be deemed to (i) obligate the Company or any subsidiary of the Company to employ the Director in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of the Director at any time or for any reason whatsoever, with or without Cause, or (ii) require Director to remain a member of the Board.

6.4                                 Cooperation. The Director and FFI agree to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

6.5                                 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Vestar is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

6.6                                 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

6.7                                 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

6.8                                 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Company and the members of the Director Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of the Director Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

6.9                                 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)                                  If to the Company:

NMH Investment, LLC
c/o Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY  10167
Attn: General Counsel
Telecopy: (212) 808-4922

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attn: Peter J. Gordon
Telecopy: (212) 455-2502

(b)                                 If to FFI, to the address as shown on the unit register of the Company.

6.10                           Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

6.11                           Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.12                           Injunctive Relief. The Director, FFI and FFI’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

6.13                           Rights Cumulative; Waiver. The rights and remedies of the Director, FFI and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which each would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Management Unit Subscription Agreement as of the date first above written.

NMH INVESTMENT, LLC,
a Delaware limited liability company

By:
Name:
Title:

FIDDLEWOOD FARMS INVESTMENTS, LLC,
a Delaware limited liability company

By:

By:

SCHEDULE I

Purchased Units	Number	Price per Unit	Aggregate Amount
Preferred Units:		$	$
Class A Units:		$	$
Class E Units:		$	$
Total			$

EXHIBIT A

ELECTION TO INCLUDE UNITS IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned purchased units (the “Units”) of NMH Investment, LLC (the “Company”) on                              . The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year            the excess, if any, of the Units’ fair market value on                               over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.                                       The name, address and social security number of the undersigned:

Jeffry A. Timmons
[address]

SSN: [Insert number]

2.                                       A description of the property with respect to which the election is being made:                              .

3.                                       The date on which the property was transferred:                              . The taxable year for which such election is made:  calendar year     .

4.                                       The restrictions to which the property is subject:  The Class A Common Units and the Class E Common Units are subject to a time-based vesting schedule. If the undersigned ceases to be employed by the Company or any of its subsidiaries under certain circumstances, all or a portion of the Units may be subject to repurchase by the Company at the original purchase price paid for the Units, regardless of the fair market value of the Units on the date of such repurchase. The Units are also subject to transfer restrictions.

5.                                       The aggregate fair market value on                               of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $      .

6.                                       The aggregate amount paid for such property: $      .

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated:
[Director]

Exhibit 1.2 to the Director Unit Subscription Agreement

Class E Units

With respect to a purchase of Class E Units pursuant to Section 4.2 in the case of a termination of the Director’s service as a member of the Board described in Section 4.2(a)(i) or Section 4.2(a)(ii), the Applicable Percentage shall be determined in accordance with the following table attached to this Exhibit 1.2 as Annex A based on the Month (as defined below) during which the service of the Director is terminated:

For purposes of this Exhibit 1.2, “Month” means (i) in the case of Month 1, the period commencing on                               (the “Measurement Date”) and ending on the calendar day immediately preceding the one-month anniversary of the Measurement Date, (ii) for Month 2, the period commencing on the one-month anniversary of the Measurement Date and ending on the calendar day immediately preceding the two-month anniversary of the Measurement Date and (iii) for each other Month, the period determined in the manner in which Month 2 was determined, substituting the number of the month minus one for “one” in the preceding clause (ii) and substituting the number of the month for “two” in the preceding clause (ii).

Annex A to Exhibit 1.2

	Month During Which
	Service is	Applicable
	Terminated	Percentage

	1	0.00%
	2	0.00%
	3	0.00%
	4	0.00%
	5	0.00%
	6	0.00%
	7	0.00%
	8	0.00%
	9	0.00%
	10	0.00%
	11	0.00%
End of 1st year	12	0.00%
	13	20.00%
	14	21.70%
	15	23.40%
	16	25.10%
	17	26.80%
	18	28.50%
	19	30.20%
	20	31.90%
	21	33.60%
	22	35.30%
	23	37.00%
End of 2nd year	24	38.70%
	25	40.40%
	26	42.10%
	27	43.80%
	28	45.50%
	29	47.20%
	30	48.90%
	31	50.60%
	32	52.30%
	33	54.00%
	34	55.70%
	35	57.40%
End of 3rd year	36	59.10%
	37	60.80%
	38	62.50%
	39	64.20%
	40	65.90%
	41	67.60%
	42	69.30%

	43	71.00%
	44	72.70%
	45	74.40%
	46	76.10%
	47	77.80%
End of 4th year	48	79.50%
	49	81.20%
	50	82.90%
	51	84.60%
	52	86.30%
	53	88.00%
	54	89.70%
	55	91.40%
	56	93.10%
	57	94.80%
	58	96.50%
	59	98.20%
End of 5th year	60	99.90%
	61 and thereafter	100.00%